UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2010

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On January 22, 2010, The Interpublic Group of Companies, Inc. (“IPG”) entered into Amendment No. 3 (the “Amendment”) to the 3-Year Credit Agreement dated as of July 18, 2008 (the “Credit Agreement”) among IPG, Citibank, N.A. as administrative agent, and the banks, financial institutions and other institutional lenders parties thereto as lenders.  A copy of the Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated into this report by reference to this exhibit.  The summary below is qualified in its entirety by reference to the full terms of the Amendment.  The Amendment modifies certain of the financial covenants as follows:

Leverage ratio.  The Credit Agreement previously required a leverage ratio no greater than 3.25x for the remaining term of the Credit Agreement.  The Amendment raises the maximum leverage ratio to 3.75x for the four-quarter periods ended December 31, 2009 and March 31, 2010, respectively, and to 3.50x for the four-quarter period ended June 30, 2010.

Minimum EBITDA.  The Credit Agreement previously required a minimum level of EBITDA of $550 million for each four-quarter period through the second quarter of 2010, which increases to $600 million for each four-quarter period ended September 30, 2010 and thereafter.  The Amendment reduces the minimum level to $520 million for each of the four-quarter periods ended December 31, 2009 and March 31, 2010, respectively.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

10.1	Amendment No. 3 to the 3-Year Credit Agreement, dated as of January 22, 2010 (filed pursuant to Item 1.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: January 25, 2010	By:	/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary